CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-10 being filed by WonderFi Technologies Inc. (the "Company") with the United States Securities and Exchange Commission of our report dated December 15, 2021, on the consolidated financial statements of the Company, which comprise the consolidated statement of financial position as at September 30, 2021 and the consolidated statement of loss and comprehensive loss, changes in shareholders' equity and cash flows for the period then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies..

/s/ Crowe MacKay LLP

Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, Canada

October 5, 2023